Exhibit 99.1

Contact: Harold A. Hurwitz, Chief Executive Officer
(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2015 FIRST QUARTER RESULTS

IRVINE, CA, November 13, 2014 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2015 first quarter ended September 30, 2014.

Net sales for the three months ended September 30, 2014 were $2.6 million, an increase of 2% from $2.5 million for the three months ended September 30, 2013. Underlying these relatively stable year-over-year sales levels was a $400,000 increase in sales to the Company’s largest medical device customer, partially offset by a $183,000 decrease in repair revenue from the Company's former largest medical device customer and a $151,000 decrease in sales to another customer. The growth in sales to the Company’s largest customer arose from the resumption of shipments to this customer in December 2013, following its suspension of orders from March through November 2013 ostensibly to relieve an inventory buildup of the Company’s product.

Gross profit for the three months ended September 30, 2014 decreased $117,000, or 12%, to $828,000, compared to $945,000 for the year-ago period, primarily due to a shift in product mix between periods in which there were comparatively reduced volumes of high-margin product repairs and increased volumes of relatively lower-margin product sales. Also contributing to the reduced gross profit between the periods were increases in accruals for anticipated losses on the fixed price product development services portion of certain contracts, and in under-absorbed manufacturing costs due to reduced manufacturing volumes in the quarter ended September 30, 2014, compared to the corresponding year-earlier period. Partially offsetting these increases was a decrease in inventory and warranty charges for the quarter ended September 30, 2014, compared to the corresponding quarter of the prior fiscal year, due primarily to a downward revision in estimated per-unit repair costs. The net increase in the charges and accruals described above also contributed to a decrease in gross margin as a percentage of sales, which declined to 32% for the three months ended September 30, 2014 from 37% for the corresponding year-ago period.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended September 30, 2014 increased 10% to $1.0 million from $924,000 in the prior year’s corresponding quarter, reflecting primarily increases in business development expenses and project-related legal costs.

Loss from continuing operations for the quarter ended September 30, 2014 was $181,000, compared to income from continuing operations of $18,000 in the prior year’s corresponding quarter. Net loss for the quarter ended September 30, 2014 was $170,000, or $0.04 per share, compared to net income of $212,000, or $0.06 per share, for the corresponding prior year period. Net income for the quarter ended September 30, 2013 included a $167,000 gain from the sale of the Company’s former Carson City facility, which is reflected in the results of discontinued operations for that period.

CEO Comments

Harold A. (“Hal”) Hurwitz, the Company’s President and Chief Executive Officer, commented, “A surface-level comparison of our results for the quarter ended September 30, 2014 to the year-earlier period will not do justice to the Pro-Dex narrative. Last year, we were enduring a suspension in product orders from our largest customer, thus repair revenues represented an abnormally large portion of that quarter’s revenues. Because repair orders typically carry a higher gross margin as a percentage of sales, the prior year quarter’s results benefitted from those circumstances. By contrast, this year, with the resumption of product shipments to our largest customer, the mix of revenues was more typical, albeit comparatively less profitable because product sales do not carry as high a gross margin percentage as do repair orders. On balance, we obviously prefer this year’s circumstances: the resumption of product sales and the receipt of follow-on frame contracts from our largest customer, and the expected commencement of additional product sales when the development projects currently in their final testing phases enter commercialization later in this current fiscal year.”

“In addition, we marked the third consecutive quarter of positive cash flow from operations. Over the past three quarters, our operations have generated cash flow of $840,000.”

“Finally, we are excited about the prospects of our new Engineering Services Division, the launch of which we announced last week and through which we offer engineering consulting and placement services. In addition to the revenue enhancement we expect through this new service offering, we believe it has synergistic potential to augment our Company-wide business development effort.”

Teleconference Information:

Investors and analysts are invited to listen to a broadcast review of the Company’s fiscal 2015 first quarter today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) that may be accessed by visiting the Company’s website at www.pro-dex.com. The conference call may also be accessed at www.InvestorCalendar.com. Investors and analysts who would like to participate in the conference call may do so via telephone at (877) 407-8033, or at (201) 689-8033 if calling from outside the U.S. or Canada.

For those who cannot access the live broadcast, a replay will be available approximately two hours after the completion of the call until midnight (Eastern Time) on November 27, 2014 by calling (877) 660-6853, or (201) 612-7415 if calling from outside the U.S. or Canada, and then entering conference I.D. number 13595103. An online archive of the broadcast will be available on the Company’s website www.pro-dex.com for a period of 365 days.

About Pro-Dex, Inc.:

Pro-Dex, Inc., with operations in California and Oregon, specializes in the design, development and manufacture of powered rotary drive surgical and dental instruments used primarily in the orthopedic, spine, maxocranial facial and dental markets. Its OMS division designs and manufactures embedded motion control systems serving the medical, factory automation, semi-conductor and scientific research markets. Pro-Dex’s products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world.

Pro-Dex also provides quality and regulatory consulting services, as well as engineering consulting and placement services through its Engineering Services Division. For more information, visit the Company’s website at www.pro-dex.com.

Statements herein concerning the Company’s plans, growth and strategies may include ‘forward-looking statements’ within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company’s filings with the Securities and Exchange Commission.

(tables follow)

PRO-DEX, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share amounts)

	September 30, 2014	June 30, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$3,609	$3,188
Accounts receivable, net of allowance for doubtful accounts of $34 and $29, respectively	1,094	1,776
Unbilled receivables	1,228	1,073
Other current receivables	20	31
Inventory	2,587	2,600
Prepaid expenses	95	110
Deferred income taxes	115	115
Total current assets	8,748	8,893
Investments	1,082	1,058
Equipment and leasehold improvements, net	1,473	1,575
Intangibles	165	105
Other assets	77	77
Total assets	$11,545	$11,708

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$617	$744
Accrued expenses	1,211	1,090
Deferred revenue	247	232
Income taxes payable	48	53
Capital lease obligations	9	8
Total current liabilities	2,132	2,127
Deferred income taxes	115	115
Deferred rent	232	243
Capital lease obligations, net of current portion	4	7
Total non-current liabilities	351	365
Total liabilities	2,483	2,492
Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 4,203,354 and 4,211,019 shares issued and outstanding at September 30, 2014 and June 30, 2014, respectively	18,587	18,582
Accumulated other comprehensive income	213	202
Accumulated deficit	(9,738)	(9,568)
Total shareholders’ equity	9,062	9,216
Total liabilities and shareholders’ equity	$11,545	$11,708

PRO-DEX, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended September 30,
	2014	2013

Net sales	$2,595	$2,555
Cost of sales	1,767	1,610
Gross profit	828	945

Operating expenses:
Selling expenses	142	92
General and administrative expenses	491	457
Research and development costs	384	375
Total operating expenses	1,017	924
Operating income (loss)	(189)	21
Other income (expense):
Interest income	1	—
Interest expense	(2)	(2)
Total other income (expense)	(1)	(2)

Income (loss) from continuing operations before income taxes	(190)	19
Provision (benefit) for income taxes	(9)	1

Income (loss) from continuing operations	(181)	18
Income from discontinued operations, net of income taxes	11	194
Net income (loss)	$(170)	$212

Other comprehensive income, net of tax:
Unrealized gain from marketable equity investments	12	56
Comprehensive income (loss)	$(158)	$268

Basic and diluted income (loss) per share:
Net income (loss) from continuing operations	$(0.04)	$0.00
Income from discontinued operations	0.00	0.06
Net income (loss)	$(0.04)	$0.06

Weighted average common shares outstanding - basic	4,208,957	3,344,697
Weighted average common shares outstanding - diluted	4,227,650	3,353,447

PRO-DEX, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three Months Ended September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(170)	$212
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	127	132
Gain on sale of real estate held for sale	—	(167)
Share-based compensation	8	20
Allowance for doubtful accounts	5	3
Changes in operating assets and liabilities:
Accounts receivable and other receivables	688	(8)
Unbilled receivables	(155)	(154)
Inventory	13	(139)
Prepaid expenses and other assets	15	18
Accounts payable, accrued expenses and deferred rent	(18)	(500)
Deferred revenue	15	71
Income taxes payable	(5)	—
Net cash provided by (used in) operating activities	523	(512)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment	(25)	—
Proceeds from sale of real estate held for sale	—	900
Proceeds from sale of equipment	—	6
Increase in intangibles	(60)	(17)
Purchase of investments	(12)	(228)
Net cash provided by (used in) investing activities	(97)	661

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease	(2)	—
Payments made for common stock rights offering costs	(3)	—
Net cash used in financing activities	(5)	—

Net increase in cash and cash equivalents	421	149
Cash and cash equivalents, beginning of period	3,188	1,680
Cash and cash equivalents, end of period	$3,609	$1,829

Supplemental disclosures of cash flow information:

Cash paid during the period for:
Interest	$2	$2
Income taxes	$8	$—